Exhibit 99.1

Clearside Biomedical Appoints Nancy J. Hutson, Ph.D.
to its Board of Directors

- Pfizer veteran brings global R&D expertise to Board of Directors -

ALPHARETTA, Ga., April 22, 2020 -- Clearside Biomedical, Inc. (NASDAQ:CLSD), a biopharmaceutical company dedicated to developing and delivering treatments that restore and preserve vision for people with serious back of the eye diseases, announced today that Nancy J. Hutson, Ph.D. has been appointed to the Company's Board of Directors, effective April 21, 2020.

“The addition of Nancy Hutson to our Board of Directors comes at a key time as we are expanding our research and development pipeline and preparing to initiate a clinical program targeting the treatment of wet age-related macular degeneration with CLS-AX,” said William Humphries, Chairman of the Clearside Board of Directors. “Nancy brings a deep understanding of the business coupled with an in-depth knowledge of research, drug development and dynamic business situations from her years of R&D leadership at Pfizer and extensive board service in a number of biopharmaceutical companies. We welcome Nancy and look forward to making further progress in achieving our strategic goals.”

“I look forward to working with the Clearside team to leverage the Company’s proprietary suprachoroidal space injection platform,” said Dr. Hutson. “With a flexible treatment approach, unique R&D pipeline, multiple global partnerships, and a robust patent portfolio, Clearside has a compelling opportunity to make a difference for patients with back of the eye diseases and deliver value for shareholders.”

Nancy J. Hutson, Ph.D., age 70, is a highly accomplished healthcare executive with more than 30 years of experience as a seasoned research and development expert and leader within the biopharmaceutical industry. Dr. Hutson retired from Pfizer, Inc. in 2006 after spending 25 years in various research and leadership positions, serving as Senior Vice President, Pfizer Global Research and Development and Director of Pfizer's pharmaceutical R&D site, known as Groton/New London Laboratories. At Pfizer, she led 4,500 colleagues and managed a budget in excess of $1 billion. Dr. Hutson is currently a board member of Endo International, plc (ENDP), BioCryst Pharmaceuticals, Inc. (BCRX) and PhaseBio Pharmaceuticals, Inc (PHAS). She serves as Vice-Chair of the Board of Trustees at Illinois Wesleyan University. Dr. Hutson holds a Bachelor of Arts degree from Illinois Wesleyan University and a Ph.D. degree from Vanderbilt University. She completed a Postdoctoral fellowship in Biochemistry at University of Oxford.

About Clearside Biomedical

Clearside Biomedical, Inc. is a biopharmaceutical company dedicated to developing and delivering treatments that restore and preserve vision for people with serious back of the eye diseases. Clearside’s proprietary SCS Microinjector® targeting the suprachoroidal space (SCS®) offers unique access to the macula, retina and choroid where sight-threatening disease often occurs. The Company’s SCS injection platform is an inherently flexible, in-office, non-surgical procedure, intended to provide targeted delivery to the site of disease and to work with both established and new formulations of medications, as well as future therapeutic innovations such as gene therapy. For more information, please visit www.clearsidebio.com.

Investor and Media Contacts:

Jenny Kobin

Remy Bernarda

ir@clearsidebio.com

(678) 430-8206

Source: Clearside Biomedical, Inc.